UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2026

GOLUB CAPITAL PRIVATE INCOME FUND S
(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01945	39-3613464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

__ 200 Park Avenue, 25th Floor, New York, NY 10166_ _
(Address of Principal Executive Offices)          (Zip Code)

Registrant’s telephone number, including area code: (212) 750-6060

____ ____
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
    Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.
As of July 1, 2026, Golub Capital Private Income Fund S (the “Fund”) sold unregistered common shares of beneficial interest, par value $0.01 (the “Common Shares”), based on the Fund’s net asset value (“NAV”) per Common Share as of June 30, 2026, pursuant to subscription agreements entered into by the Fund and its investors. The offer and sale of the Common Shares were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Regulation D, and/or Regulation S thereunder. The following table details the amount of Common Shares sold and consideration therefor:

Date of Unregistered Sale	Amount of Common Shares	NAV per Common Share	Consideration(1)
As of July 1, 2026	69,843	$24.14	$1,686,000

(1) No underwriting discounts or commissions have been or will be paid in connection with the sale of such Common Shares. Although the Fund does not charge investors any upfront placement or other fees with respect to the Common Shares, investors who purchase Common Shares through certain financial intermediaries may be directly charged transaction or other fees by such intermediaries, including upfront placement fees or brokerage commissions, in such amounts as the financial intermediaries may determine, provided that selling agents limit such charges to 3.5% of NAV for Common Shares.

Item 7.01.	Regulation FD Disclosures.

July 2026 Distribution

As previously disclosed, on May 1, 2026, the Fund declared a regular distribution for its Common Shares in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee(1)	Net Distribution
July 2026 Common Shares Distribution	$0.1667	$0.0174	$0.1493

(1) Amount is estimated utilizing the June 30, 2026 NAV per Common Share.

The July net distribution for Common Shares is payable to shareholders of record as of the open of business on July 31, 2026 and will be paid on or around August 28, 2026.

This distribution will be paid in cash or reinvested in Common Shares of the Fund for shareholders participating in the Fund’s distribution reinvestment plan.

Item 8.01.	Other Events.

Portfolio and Business Commentary

As of June 30, 2026, the Fund had investments in 158 portfolio companies with total fair value of approximately $248 million. As of June 30, 2026, the Fund’s investments as a percentage of the portfolio at fair value were comprised of the following:

Investment Type	As of June 30, 2026
First Lien Senior Secured	98%
Junior Debt	0%*
Equity	2%
* Represents an amount less than 1%.

As of June 30, 2026, approximately 100% of the debt investments in the Fund’s portfolio, based on fair value, were floating rates and three debt investments representing less than 1% had a fixed interest rate. As of June 30, 2026, the ten largest industries in which the Fund was invested, represented as a percentage of fair value, were as follows:

Industry	As of June 30, 2026
Software	25%
Insurance	10%
Healthcare Providers & Services	7%
Hotels, Restaurants & Leisure	6%
Healthcare Equipment & Supplies	5%
Automobiles	5%
Commercial Services & Supplies	5%
Containers & Packaging	4%
Healthcare Technology	4%
Professional Services	4%

As of June 30, 2026, the Fund’s aggregate NAV was approximately $118 million, the fair value of its portfolio investments was approximately $248 million, and it had approximately $143 million of debt outstanding. As of June 30, 2026, the Fund’s debt-to-equity leverage ratio was 1.23x and GAAP debt-to-equity ratio, net, which reduces total debt by cash and cash equivalents and foreign currencies was 1.17x.

Net Asset Value
The NAV per Common Share of the Fund as of June 30, 2026, as determined in accordance with the Fund’s valuation policy and procedures, is set forth below:

NAV per Common Share as of June 30, 2026
Common Shares	$24.14

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital Private Income Fund S has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL PRIVATE INCOME FUND S

Date: July 24, 2026	By: /s/ Paul Solini
Name: Paul Solini
Title: Chief Accounting Officer